Exhibit 10.7

U.S. Form RSU Grant Package

Structure Therapeutics Inc.
RSU Award Grant Notice
(2023 Equity Incentive Plan)

Structure Therapeutics Inc. (the “Company”) has awarded to you (the “Participant”) the number of restricted share units specified and on the terms set forth below in consideration of your services (the “RSU Award”). Your RSU Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2023 Equity Incentive Plan (the “Plan”) and the Award Agreement (the “Agreement”), which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Share Units:

Vesting Schedule:	Subject to the Participant’s Continuous Service through each applicable vesting date, the RSU Award will vest as follows:
[_____________________________________________________________].

Issuance Schedule:	One Share will be issued for each restricted share unit which vests at the time set forth in Section 6 of the Agreement.

Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•	The RSU Award is governed by this RSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “RSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

•	You have read and are familiar with the provisions of the Plan, the RSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the RSU Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

•	The RSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Shares and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this RSU Award.

Structure Therapeutics Inc.	Participant:

By:
Signature	Signature

Title:	Date:

Date:

U.S. Form RSU Grant Package

Attachments:	RSU Award Agreement, 2023 Equity Incentive Plan

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U.S. Form RSU Grant Package

Attachment I

Award Agreement

U.S. Form RSU Grant Package

Structure Therapeutics Inc.

2023 Equity Incentive Plan

Award Agreement (RSU Award)

As reflected by your RSU Award Grant Notice (“Grant Notice”), Structure Therapeutics Inc. (the “Company”) has granted you a RSU Award under its 2023 Equity Incentive Plan (the “Plan”) for the number of restricted share units as indicated in your Grant Notice (the “RSU Award”). The terms of your RSU Award as specified in this Award Agreement for your RSU Award (the “Agreement”) and the Grant Notice constitute your “RSU Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to your RSU Award are as follows:

1.            Governing Plan Document. Your RSU Award is subject to all the provisions of the Plan, including but not limited to the provisions in:

(a)            Section 6 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your RSU Award;

(b)            Section 9(e) of the Plan regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the RSU Award; and

(c)            Section 8 of the Plan regarding the tax consequences of your RSU Award.

Your RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2.            Grant of the RSU Award. This RSU Award represents your right to be issued on a future date the number of the Company’s Shares that is equal to the number of restricted share units indicated in the Grant Notice as modified to reflect any Capitalization Adjustment and subject to your satisfaction of the vesting conditions set forth therein (the “Restricted Share Units”). Any additional Restricted Share Units that become subject to the RSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 4 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Share Units covered by your RSU Award.

3.            Vesting. Your Restricted Share Units will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, subject to the provisions contained herein and the terms of the Plan. Vesting will cease upon the termination of your Continuous Service.

4.            Dividends. You shall receive no benefit or adjustment to your RSU Award with respect to any cash dividend, share dividend or other distribution that does not result from a Capitalization Adjustment as provided in the Plan; provided, however, that this sentence shall not apply with respect to any Shares that are delivered to you in connection with your RSU Award after such Shares have been delivered to you.

U.S. Form RSU Grant Package

5.            Withholding Obligations. As further provided in Section 8 of the Plan, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with your RSU Award (the “Withholding Obligation”) in accordance with the withholding procedures established by the Company. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Shares in respect of the RSU Award. In the event the Withholding Obligation of the Company arises prior to the delivery to you of Shares or it is determined after the delivery of Shares to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

6.            Date of Issuance.

(a)            The issuance of Shares in respect of the Restricted Share Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation, if any, in the event one or more Restricted Share Units vests, the Company shall issue to you one (1) Share for each Restricted Share Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 4 above, and subject to any different provisions in the Grant Notice). Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”

(b)            If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:

(i)            the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell Shares on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement) or under such other policy expressly approved by the Company), and

(ii)            either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Obligation by withholding Shares from the Shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Withholding Obligation in cash,

(iii)            then the Shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling Shares in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the Shares under this RSU Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

U.S. Form RSU Grant Package

(c)            To the extent the RSU Award is a Non-Exempt RSU Award, the provisions of Section 11 of the Plan shall apply.

7.            Transferability. Except as otherwise provided in the Plan, your RSU Award is not transferable, except by will or by the applicable laws of descent and distribution

8.            Corporate Transaction. Your RSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a shareholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

9.            No Liability for Taxes. As a condition to accepting the RSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the RSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the RSU Award and have either done so or knowingly and voluntarily declined to do so.

10.           Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.  Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

11.            Other Documents.  You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus.  In addition, you acknowledge receipt of the Company’s Trading Policy.

12.            Questions. If you have questions regarding these or any other terms and conditions applicable to your RSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.

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